Exhibit 10.1

July 25, 2019

Ms. Anna Manning

President & Chief Executive Officer

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Dear Anna:

After careful review of the retirement and savings plans of Reinsurance Group of America, Incorporated and its subsidiaries (collectively, “RGA”) in the United States (“U.S.”) and Canada, and the financial implications to your retirement expectations with respect to your relocation to the U.S. from Canada in 2016, RGA’s Board of Directors (the “Board”) hereby offers you a post-retirement cash benefit payment (the “Supplemental Payment”) to be calculated as described herein and paid following your retirement from RGA. The Supplemental Payment is designed to supplement the post-retirement benefits you will otherwise receive under RGA’s U.S. and Canadian retirement and savings plans in order to provide you with an aggregate financial value comparable to that which you would have received under RGA’s U.S. retirement and savings plans had you worked in the U.S. for your entire RGA career.

The Supplemental Payment will be made in U.S. Dollars (“US$”) following your retirement from employment with RGA. The Supplemental Payment will represent the difference between:

(a)

the value of the RGA-Provided Benefits (as defined below) that you would have received upon your retirement from RGA had you worked your entire career in the U.S. starting upon your hire date in 2007 through your Retirement Date (as defined below) (such value, the “Assumed U.S. Benefit”); and

(b)

the value of the RGA-Provided Benefits that you actually receive upon your retirement from RGA, calculated according to the applicable provisions of RGA’s Canadian plans that you participated in while employed in Canada and RGA’s U.S. plans that you participate in while employed in the U.S. (such value, the “Actual Total Benefits”).

For purposes of this letter agreement, “RGA-Provided Benefits” shall mean any pension, savings or deferred compensation benefits funded by RGA, including any defined benefit pension plan benefits, matching contribution benefits based on employee deferrals of pay, additional non-elective contributions made by RGA to your retirement savings account, any subsequent investment returns credited to your deferred compensation account based on contributions from RGA, and any other contributions generally provided by RGA to plan participants. RGA-Provided Benefits shall not include the value of any salary deferrals held within your savings plan account, any deferrals held by RGA as part of an executive deferred savings plan, or any subsequent investment returns credited by RGA to your deferred compensation account based on compensation you elect to defer.

16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706

T 636-736-7000 www.rgare.com

The actual amount of the Supplemental Payment will be calculated following your retirement, and will be dependent on many different factors, including the timing of your retirement, your realized compensation changes and your attained bonus amounts. Additionally, any future changes to RGA’s current U.S. retirement and savings plans will impact the calculation of both the Assumed U.S. Benefit and the U.S. portion of the Actual Total Benefits. Additional details regarding the calculation of the Supplemental Payment, as well as the method and timing of payment, are set forth in Appendix A.

The estimated value of the Supplemental Payment based on current data and best estimate assumptions for future events is US$1,561,000. This estimation involves assumptions of future events and data that will be replaced by known values when the Supplemental Payment is calculated following your retirement. Additional details regarding the calculation of this estimated value, including the assumptions underlying such calculation, are set forth in Appendix B.

This letter agreement, Appendix A and the Supplemental Payment are subject to the terms and conditions set forth in the 409A Supplement attached hereto as Appendix C.

For purposes of the Supplemental Payment calculation, your date of termination from RGA (whether from your voluntary retirement or from involuntary termination by RGA) will be considered your retirement date (the “Retirement Date”). The Supplemental Payment is subject to RGA’s Executive Compensation Recoupment Policy as in effect on your Retirement Date. A qualified internal RGA or external actuary selected by the Board’s Compensation Committee will perform the calculation of the Supplemental Payment following your retirement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to the conflicts of laws provisions thereof. Any dispute arising under this letter agreement not otherwise resolved by the parties must be submitted to binding arbitration under the then prevailing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. Before entering into arbitration, each of RGA and yourself shall appoint an arbitrator, and these two arbitrators shall mutually select a third arbitrator to be a member of the arbitration panel. None of the arbitrators shall be officers or employees of RGA. The exclusive venue for the arbitration proceeding shall be the County of St. Louis, Missouri, USA.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. This letter agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and you hereby waive any claims you may have to any additional retirement benefits as a result of or in connection with your relocation to the U.S. from Canada, other than those which are set forth in this letter agreement.

Signature page follows.

Should you have any questions please do not hesitate to contact me. If you are in agreement with this arrangement and the terms and conditions set forth in this letter and the appendices hereto relating to the Supplemental Payment, please indicate by signing in the space provided below.

THIS LETTER AGREEMENTS CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Kind regards,

Reinsurance Group of America, Incorporated

/s/ Cliff Eason
Cliff Eason
Chairman of the Board

Acknowledged and agreed:

/s/ Anna Manning
Anna Manning

3